Exhibit 99.1
Yadkin Valley Financial Corporation Announces
First Quarter 2010 Earnings
First Quarter Financial Highlights:
•	Total deposits increased 5% compared to the fourth quarter of 2009; total core deposits increased 14%

•	Tier 1, total capital, and leverage ratios of 9.26%, 10.52%, and 7.76%, respectively, for the bank

•	Provision for loan losses of $4.4 million, an increase of $1.2 million compared to the fourth quarter of 2009

•	Loan loss reserves decreased to 2.70% of total gross loans, or 2.74% of total loans held for investment, compared to 2.82% of total gross loans or 2.90% of total loans held for investment in the fourth quarter of 2009

•	Loan loss reserves decreased to 86% of nonperforming loans, compared to 134% of nonperforming loans in the fourth quarter of 2009

•	Specific allowance for impaired loans increased to $12.8 million, from $11.0 million in the fourth quarter of 2009

•	Nonperforming assets increased to 3.16% of total assets from 2.39% in the fourth quarter of 2009

•	Net charge-offs decreased to $7.6 million or 1.83% of average loans on an annualized basis, compared to $8.8 million or 2.05% of average loans on an annualized basis in the fourth quarter of 2009

•	Liquidity ratio improved to 17%, compared to 12% as of December 31, 2009

•	Net interest margin was 3.47%, a decrease of 36 basis points compared to 3.83% in the fourth quarter

•	Net income available to common shareholders was $143,000, or $0.01 per diluted share
Elkin, NC – April 22, 2010 – Yadkin Valley Financial Corporation (NASDAQ: YAVY), the holding company for Yadkin Valley Bank and Trust Company, announced financial results for the first quarter of 2010. Net income available to common shareholders for the first quarter of 2010 totaled $143,000 or $0.01 per diluted share. This compares to net income of $3.2 million or $0.20 per diluted share in the fourth quarter of 2009, and a net loss of $4.6 million, or $0.40 per diluted share, in the first quarter of 2009.
Bill Long, President and CEO commented, “While our net income decreased in the first quarter compared to the fourth quarter due to the reduction in our net interest margin, we ended the quarter with a stronger and more liquid balance sheet. We enhanced our liquidity position through strong growth in our core deposits. While loan demand has remained slow due to the weak economic conditions, we invested these funds in lower yielding short term investments, which achieved a more flexible and liquid balance sheet. While this strategy pressured our earnings in the first quarter, we believe it was the right thing to do in such an uncertain economic environment.

“We will continue to focus on core deposit growth throughout 2010 to maintain our strong liquidity position. During the second quarter, we anticipate that our net interest margin will remain relatively stable, as we expect to improve asset yields and deposit costs. However, in light of the prolonged downturn in the economy, we anticipate a modest decrease in our loan portfolio during the second quarter due to slow loan demand combined with normal loan payoff activity.
“We are continuing to carefully manage our loan portfolio for early signs of stress, and believe that we are weathering the current credit cycle well. While our allowance for loan loss reserves decreased slightly in the first quarter, the majority of this decrease was due to a decrease in the general allowance for loan losses. The specific allowance for impaired loans increased approximately 16%, and we believe that our allowance for loan loss reserves is adequate based upon the current risks that we have identified in our loan portfolio.
“Mortgage production remains diminished compared to the first and fourth quarters of 2009 due to the slow housing and mortgage markets, and as a result, mortgage-related fee income has decreased. We are cautiously optimistic that it will rebound somewhat in the second quarter, however, not to the levels in the first half of 2009. We base this optimism on Sidus’ increased focus on retail operations, while traditionally it has focused more on the wholesale market.
“We remain well capitalized from a regulatory perspective and continue to make progress in supporting our capital ratios through internal capital generation. We will continue to closely monitor our capital levels, as well as equity market conditions, to optimally manage our capital relative to the safety and soundness of our bank while creating long term value for our shareholders.”
First Quarter 2010 Financial Highlights
Asset Quality
Nonperforming loans increased by $16.6 million to $52.9 million, or 3.15% of total gross loans, compared to $36.3 million, or 2.10% of total gross loans, as of the fourth quarter of 2009. The majority of the increase was due to four construction loans totaling $8.5 million and five commercial real estate loans totaling $6.5 million.

	Nonperforming Loan Analysis
	(Dollars in thousands)
	March 31, 2010		December 31, 2009
		% of		% of
	Outstanding	Total	Outstanding	Total
Loan Type	Balance	Loans	Balance	Loans

Construction/land development	$12,883	0.77%	$7,917	0.46%
Residential construction	13,859	0.82%	9,254	0.54%
HELOC	1,612	0.10%	1,871	0.11%
1-4 Family residential	5,647	0.34%	6,471	0.37%
Commercial real estate	13,453	0.80%	6,622	0.38%
Commercial & industrial	4,785	0.28%	3,518	0.20%
Consumer & other	631	0.04%	602	0.03%

Total	$52,870	3.15%	$36,255	2.10%

Other real estate owned (OREO) totaled $16.7 million at the end of the first quarter, up from $14.3 million at the end of the fourth quarter. The increase in OREO was primarily due to the addition of 26 residential construction properties totaling $4.4 million. Of these properties, 16 totaling $1.3 million were related to two borrowers. Total nonperforming assets were $69.5 million or 3.16% of total assets, up from $50.6 million, or 2.39% of total assets as of December 31, 2009.
During the first quarter of 2010, the provision for loan losses increased $1.2 million to $4.4 million compared to the fourth quarter. The allowance for loan losses was $45.4 million at March 31, 2010, a decrease of $3.2 million compared to $48.6 million in the fourth quarter. Out of the $45.4 million in total allowance for loan losses at March 31, 2010, the specific allowance for impaired loans accounted for $12.8 million, up from $11.0 million at the end of the fourth quarter. The remaining general allowance, $32.6 million, was attributed to unimpaired loans and was down from $37.6 million at the end of the fourth quarter.
Net charge-offs totaled $7.6 million, or 1.83% of average loans on an annualized basis, compared to $8.8 million, or 2.05% on an annualized basis, during the fourth quarter. Loan loss reserves as a percentage of total gross loans decreased to 2.70% from 2.82% in the fourth quarter, and 2.74% of total loans held for investment from 2.90% in the fourth quarter. Loan loss reserves totaled 86% of nonperforming loans, a decrease from 134% in the fourth quarter.
Net Interest Income and Net Interest Margin
Net interest income totaled $16.8 million, a decrease of $1.1 million, or 6%, compared to the fourth quarter of 2009. The net interest margin decreased to 3.47% from 3.83%, primarily due to an enhanced liquidity position resulting from a 27% increase in core CDs which were invested in short term investments. The net interest margin continues to be positively impacted by adjusting assets and liabilities to their fair market values as part of purchase accounting treatment relating to the merger with American Community Bank. Excluding these fair market value adjustments, the core net interest margin was 3.27%, a decrease of 16 basis points compared to 3.43% in the fourth quarter.
Non-Interest Income
Non-interest income decreased 40% to $3.8 million, compared to $6.3 million in the fourth quarter of 2009. The sequential decrease in non-interest income was primarily due to a 33% decrease in other service fees, a 53% decrease in net mortgage loan sale gains, and a $430,000 decrease in mortgage banking income. These decreases were all related to a lower level of mortgage loan production compared to the fourth quarter of 2009, due to diminished loan demand related to the economic environment. Non-interest income also included an other than temporary impairment charge of $205,000 on privately held equity securities, or approximately $0.01 per diluted share on an after tax basis.
Non-Interest Expense
Non-interest expense remained stable at $14.5 million, compared to $14.5 million in the fourth quarter of 2009. Salaries and employee benefits decreased 4%, primarily due to decreases in incentive compensation and commissions. Offsetting this decrease was a 5% increase in occupancy and equipment expense, a 34% increase in FDIC assessment expenses, and a $607,000 increase in the net loss on OREO. The increase in occupancy and equipment expense was primarily due to increased maintenance expenses, while the increase in FDIC assessment expense was due to an increased deposit base. The increase in the net loss on OREO was primarily due to write-downs totaling $747,000 on foreclosed real estate based on updated appraised values.

Balance Sheet and Capital
Compared to the fourth quarter of 2009, total gross loans decreased $20.4 million, or 1%. The slight decrease in total gross loans was primarily due to limited loan demand due to the current economic environment, offset by normal payoff activity.
Total deposits increased $87.3 million or 5% compared to the fourth quarter of 2009, and total core deposits increased 14%. Deposit growth was primarily related to a 28% increase in CDs with balances less than $100,000, as well as a 2% increase in NOW, Savings, and Money Market balances. Deposit growth, which was primarily the result of marketing campaigns targeting core deposits, occurred within all of the Company’s markets, and was particularly strong within the American Community and Cardinal markets. Brokered CDs and CDARs remain a relatively small portion of the Company’s funding sources, as these deposits represented 6% of total deposits at March 31, 2010, compared to 8% at December 31, 2009.
The bank remains well-capitalized for regulatory purposes. As of March 31, 2010, the bank’s Tier 1, total capital, and leverage ratios were 9.26%, 10.52% and 7.76%, respectively. For capital adequacy purposes, Tier 1, total capital, and leverage ratios must be in excess of 4.00%, 8.00% and 4.00%, respectively.
Conference Call
Yadkin Valley Financial Corporation will host a conference call at 10:00 a.m. EDT on Thursday, April 22, 2010 to discuss financial results, business highlights, and outlook. The call may be accessed by dialing 877-359-3650 at least 10 minutes prior to the call. A webcast of the call may also be accessed at http://investor.shareholder.com/media/eventdetail.cfm?eventid=80302&CompanyID=YAVY&e=1&mediaKey=C0BD 0B7D7BA30A3E46A5C745FA0F7F34. A replay of the conference call will be available until April 28, 2010, by dialing 800-642-1687 and entering access code 70024986.
####
About Yadkin Valley Financial Corporation
Yadkin Valley Financial Corporation is the holding company for Yadkin Valley Bank and Trust Company, a full service community bank providing services in 42 branches throughout its five regions primarily in North Carolina. The Yadkin Valley Bank region serves Ashe, Forsyth, Surry, Wilkes, and Yadkin Counties. The Piedmont Bank region serves Iredell and Mecklenburg Counties. The High Country Bank region serves Avery and Watauga Counties. The Cardinal State Bank region serves Durham, Orange, and Granville Counties. The American Community Bank region serves Mecklenburg and Union Counties in North Carolina, and Cherokee and York Counties in South Carolina. The Bank provides mortgage lending services through its subsidiary, Sidus Financial, LLC, headquartered in Greenville, North Carolina and operates a loan production office in Wilmington, North Carolina. Securities brokerage services are provided by Main Street Investment Services, Inc., a Bank subsidiary with five offices located in the branch network. Yadkin Valley Financial Corporation’s website is www.yadkinvalleybank.com. Yadkin Valley shares are traded on NASDAQ under the symbol YAVY.
FORWARD LOOKING STATEMENTS
Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to (1) statements regarding potential future economic recovery, (2) statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts, and (3) other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) the risk that the preliminary financial information reported herein and our current preliminary analysis will be different when our review is finalized; (5) changes in the U.S. legal and regulatory framework; and (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.
For additional information contact:
William A. Long
President and Chief Executive Officer
(336) 526-6312
Jan H. Hollar
Executive Vice President and Chief Financial Officer
(704) 768-1161
Jan.hollar@yadkinvalleybank.com
Megan R. Malanga
Nvestcom Investor Relations
(954) 781-4393
megan.malanga@nvestcom.com

Yadkin Valley Financial Corporation
Consolidated Balance Sheet (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009 (a)	2009	2009	2009
	(Amounts in thousands except share and per share data)
Assets:
Cash and due from banks	$233,567	$89,668	$70,702	$39,586	$17,670
Federal funds sold	8	93	1	362	51
Interest-earning deposits with banks	2,162	2,576	2,984	5,150	2,735
Investment securities	173,196	183,841	191,423	196,229	132,609
Loans	1,656,031	1,676,448	1,646,326	1,641,097	1,182,409
Allowance for loan losses	(45,399)	(48,625)	(54,270)	(46,243)	(30,904)

Net loans	1,610,632	1,627,823	1,592,056	1,594,854	1,151,505
Loans held for sale	24,308	49,715	46,911	121,142	180,065
Accrued interest receivable	7,866	7,783	7,649	7,380	5,276
Bank premises and equipment	44,075	43,642	44,272	44,531	34,926
Foreclosed real estate	16,656	14,345	9,366	7,769	4,318
Non-marketable equity securities at cost	10,539	10,539	10,539	10,539	8,260
Investment in bank-owned life insurance	24,660	24,454	24,308	24,073	23,839
Goodwill	4,944	4,944	4,944	66,510	53,503
Core deposit intangible	5,852	6,186	6,525	6,852	4,435
Other assets	44,647	48,003	39,992	33,383	17,891

Total assets	$2,203,112	$2,113,612	$2,051,672	$2,158,360	$1,637,083

Liabilities and shareholders’ equity
Deposits:
Non-interest bearing	$210,939	$207,850	$205,674	$201,846	$150,662
NOW, savings and money market accounts	455,189	445,508	413,694	396,239	306,699
Time certificates:
$100,000 or more	473,114	560,825	549,493	554,704	332,081
Other	769,823	607,569	577,884	625,371	462,397

Total deposits	1,909,065	1,821,752	1,746,745	1,778,160	1,251,839
Borrowings	129,029	125,904	136,266	152,756	189,159
Accrued expenses and other liabilities	12,082	13,690	19,552	23,975	16,015

Total liabilities	2,050,176	1,961,346	1,902,563	1,954,891	1,457,013
Total shareholders’ equity	152,936	152,266	149,109	203,469	180,070

Total liabilities and shareholders’ equity	$2,203,112	$2,113,612	$2,051,672	$2,158,360	$1,637,083

Ending shares outstanding	16,134,640	16,129,640	16,129,640	16,129,640	11,536,500

Average Balances:
Loans	$1,683,199	$1,703,155	$1,705,489	$1,691,622	$1,283,418
Earning assets	1,998,485	1,912,209	1,956,201	1,906,073	1,423,537
Total assets	2,139,084	2,036,916	2,145,768	2,062,786	1,571,130
Interest-bearing deposits	1,640,726	1,528,188	1,587,319	1,466,917	1,045,697
Shareholders’ equity	153,973	151,783	215,051	235,591	182,448

Breakdown of Loans:
Construction	$344,138	$364,853	$370,771	$383,787	$233,844
Commercial, financial and other	265,286	271,433	255,954	264,075	198,324
Residential mortgages	169,267	169,790	169,755	169,138	126,979
Commercial real estate	625,394	619,151	604,838	586,438	450,043
Installment loans	47,112	48,545	45,289	45,250	34,196
Revolving 1-4 family loans	204,834	202,676	199,719	192,409	139,023

Total loans	$1,656,031	$1,676,448	$1,646,326	$1,641,097	$1,182,409

Breakdown of Investments:
U.S. government agencies	$39,756	$42,894	$45,323	$45,356	$40,683
Mortgage-backed securities	72,810	78,389	83,927	89,870	50,161
State and municipal securities	59,574	61,378	62,017	60,877	41,746
Common and preferred stocks	1,056	1,180	156	126	19

Total investments	$173,196	$183,841	$191,423	$196,229	$132,609

(a)	Derived from audited consolidated financial statements

Yadkin Valley Financial Corporation
Consolidated Income Statements (Unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
Three months ended	2010	2009	2009	2009	2009
		(Amounts in thousands except share and per share data)
Interest and fees on loans	$22,958	$23,627	$24,731	$23,936	$16,028
Interest on securities	1,770	1,839	1,877	1,876	1,560
Interest on federal funds sold	1	4	19	1	1
Interest-bearing deposits	61	13	10	10	11

Total interest income	24,790	25,483	26,637	25,823	17,600

Time deposits of $100,000 or more	3,361	3,273	4,517	3,733	3,101
Other deposits	4,055	3,642	3,005	3,753	3,960
Borrowed funds	567	706	734	782	625

Total interest expense	7,983	7,621	8,256	8,268	7,686

Net interest income	16,807	17,862	18,381	17,555	9,914
Provision for loan losses	4,384	3,146	18,286	16,458	10,550

Net interest income after provision for loan loss	12,423	14,716	95	1,097	(636)

Non-interest income
Service charges on deposit accounts	1,437	1,572	1,577	1,535	1,047
Other service fees	841	1,250	1,189	1,365	1,065
Net gain on sales of mortgage loans	1,334	2,812	2,751	4,802	3,199
Income on investment in bank owned life insurance	207	145	235	234	231
Mortgage banking operations	56	486	7	(207)	(307)
Gains on sale of securities	44	—	—	—	—
Other than temporary impairment of investments	(205)	(17)	(175)	—	(180)
Other	66	64	94	16	49

Total non-interest income	3,780	6,312	5,678	7,745	5,104

Non-interest expense
Salaries and employee benefits	6,663	6,938	7,762	8,300	5,627
Occupancy and equipment	1,966	1,865	1,858	1,842	1,327
Printing and supplies	274	273	345	272	232
Data processing	313	489	349	427	133
Communication expense	459	448	372	329	323
Advertising and marketing	178	414	357	213	376
Amortization of core deposit intangible	334	338	327	350	225
FDIC assessment expense	830	619	973	1,797	662
Attorney fees	75	112	469	409	114
Loan collection expense	272	637	370	161	64
Goodwill impairment	—	—	61,566	—	—
Net loss on other real estate owned	796	189	1,218	138	13
Other	2,372	2,161	2,782	4,954	2,530

Total non-interest expense	14,532	14,483	78,748	19,192	11,626

Income before income taxes	1,671	6,545	(72,975)	(10,350)	(7,158)
Provision for income taxes	757	2,630	(4,716)	(3,795)	(2,994)

Net income (loss)	914	3,915	(68,259)	(6,555)	(4,164)

Preferred stock dividend and amortization of preferred stock discount	771	754	708	528	445

Net income (loss) available to common shareholders	143	3,161	(68,967)	(7,083)	$(4,609)

Net income (loss) per common share
Basic	$0.01	$0.20	$(4.28)	$(0.46)	$(0.40)
Diluted	$0.01	$0.20	$(4.28)	$(0.46)	$(0.40)

Weighted average number of shares outstanding(1)
Basic	16,134,640	16,129,640	16,129,632	15,322,043	11,536,500
Diluted	16,134,640	16,129,640	16,129,632	15,322,043	11,536,500

(1)	excludes unvested shares of restricted stock

Yadkin Valley Financial Corporation
(unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009 (a)	2009	2009	2009
Per Share Data:
Basic Earnings (Loss) per Share	$0.01	$0.20	$(4.28)	$(0.46)	$(0.40)
Diluted Earnings (Loss) per Share	0.01	0.20	(4.28)	(0.46)	(0.40)
Book Value per Share	6.61	6.58	6.39	10.48	12.63
Cash Dividends per Share	—	—	—	0.06	0.06

Selected Performance Ratios:
Return on Average Assets (annualized)	0.03%	0.62%	-12.70%	-1.38%	-1.19%
Return on Average Equity (annualized)	0.38%	8.26%	-126.74%	-13.84%	-10.24%
Net Interest Margin (annualized)	3.47%	3.83%	3.82%	3.76%	2.87%
Net interest Spread (annualized)	3.25%	3.59%	3.60%	3.45%	2.53%
Non-interest Income as a % of Revenue	23.33%	30.02%	97.98%	87.40%	114.23%
Non-interest Income as a % of Average Assets	0.18%	0.31%	0.22%	0.37%	0.32%
Non-interest Expense as a % of Average Assets	0.68%	0.71%	3.62%	0.92%	0.75%

Asset Quality:
Loans 30-89 days past due (000’s)	$14,297	$23,190	$20,061	$30,319	$10,898
Loans over 90 days past due still accruing (000’s)	—	6	—	—	—
Nonperforming Loans (000’s)	52,870	36,255	47,111	32,008	17,420
Foreclosed real estate (000’s)	16,656	14,345	9,366	7,769	4,318
Nonperforming Assets (000’s)	69,526	50,600	56,477	39,777	21,738
Troubled debt restructurings (000’s)	5,267	5,544	5,178	—	—
Nonperforming Loans to Total Loans	3.15%	2.10%	2.75%	1.82%	1.28%
Nonperforming Assets to Total Assets	3.16%	2.39%	2.73%	1.84%	1.33%
Allowance for Loan Losses to Total Loans	2.70%	2.82%	3.21%	2.62%	2.27%
Allowance for Loan Losses to Nonperforming Loans	86.00%	134.00%	116.00%	144.00%	177.00%

Net Charge-offs/Recoveries to Average Loans (annualized)	1.83%	2.05%	2.39%	0.27%	0.63%

Capital Ratios:
Equity to Total Assets	6.94%	7.20%	7.27%	9.43%	11.00%
Tier 1 leverage ratio(1)	7.76%	8.02%	7.49%	7.87%	8.65%
Tier 1 risk-based ratio(1)	9.26%	9.00%	8.91%	8.67%	9.71%
Total risk-based capital ratio(1)	10.52%	10.27%	10.18%	9.92%	10.97%

Yadkin Valley Financial Corporation
(unaudited)

	At or For the Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009 (a)	2009	2009	2009
Non-GAAP disclosures:
Tangible Book Value per Share	5.94	5.89	5.68	5.93	7.61
Return on Tangible Equity (annualized)	0.41%	8.93%	-191.86%	-20.46%	-15.08%
Tangible Equity to Tangible Assets (2)	6.48%	6.71%	4.49%	4.59%	5.56%
Efficiency Ratio (3)	68.00%	57.08%	67.02%	73.44%	75.38%

Reconciliation of GAAP to Non-GAAP disclosures
Total Assets (000’s)	2,203,112	2,113,612	2,051,672	2,158,360	1,637,083
Goodwill	4,944	4,944	4,944	66,510	53,503
Core Deposit Intangible	5,852	6,187	6,525	6,852	4,435

Tangible Assets (Non-GAAP)	2,192,316	2,102,481	2,040,203	2,084,998	1,579,145

Total Equity (000’s)	152,936	152,266	149,109	203,469	180,070
Goodwill	4,944	4,944	4,944	66,510	53,503
Core Deposit Intangible	5,852	6,187	6,525	6,852	4,435

Tangible Equity (Non-GAAP)	142,140	141,135	137,640	130,107	122,132

Average equity (000’s)	153,973	151,783	206,860	202,766	182,448
Average Goodwill and Core Deposit Intangible	11,003	11,328	73,900	66,412	58,501

Average tangible equity (Non-GAAP)	142,970	140,455	132,960	136,354	123,947

Non-interest expense (000’s)	14,532	14,483	78,746	19,192	11,627
Amortization of intangibles	334	338	327	350	225
Goowill impairment	—	—	61,566	—	—

Adjusted non-interest expense (Non-GAAP)	14,198	14,145	16,853	18,842	11,402

Notes:

(1)	Tier 1 leverage, Tier 1 risk-based, and Total risk-based ratios are ratios for the bank, Yadkin Valley Bank and Trust Company as reported on Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only — FFIEC 041

(2)	Tangible Equity is the difference of shareholders’ equity less the sum of goodwill and core deposit intangible Tangible Assets are the difference of total assets less the sum of goodwill and core deposit intangible

(3)	The Efficiency Ratio was calculated excluding the goodwill impairment charge of $61,565,768 recorded in the third quarter

Yadkin Valley Financial Corporation
Average Balance Sheets and Net Interest Income Analysis (Unaudited)

	Three Months Ended March 31,
	2010				2009
	(Dollars in Thousands)
	Average		Yield/		Average		Yield/
	Balance	Interest	Rate		Balance	Interest	Rate
INTEREST EARNING ASSETS
Total loans (1,2)	$632	$—	$0.25%		$1,283,418	$16,063	5.08%
Federal funds sold	134,627	61	0.18%		4,709	1	0.09%
Investment securities	180,026	2,018	4.55%		133,439	1,685	5.12%
Interest-bearing deposits	1,683,199	23,002	5.54%		1,971	11	2.26%

Total average earning assets (1)	1,998,484	25,081	5.09	%(6)	1,423,537	17,760	5.06%

Noninterest earning assets	140,599				147,593

Total average assets	$2,139,083				$1,571,130

INTEREST BEARING LIABILITIES
Time deposits	$1,199,571	$6,592	2.23%		$748,478	$6,334	3.43%
Other deposits	441,155	823	0.76%		297,219	727	0.98%
Borrowed funds	121,565	568	1.89%		185,497	625	1.35%

Total interest bearing liabilities	1,762,291	7,983	1.84	%(7)	1,231,194	7,686	2.74%

Noninterest bearing deposits	205,848				148,720
Other liabilities	16,971				8,768

Total average liabilities	1,985,110				1,388,682

Shareholders’ equity	153,973				182,448

Total average liabilities and shareholders’ equity	$2,139,083				$1,571,130

NET INTEREST INCOME/ YIELD (3,4)		$17,098	3.47%			$10,074	2.87%

INTEREST SPREAD (5)			3.25%				2.53%

1.	Yields related to securities and loans exempt from Federal income taxes are stated on a fully tax-equivalent basis, assuming a Federal income tax rate of 35%, reduced by the nondeductible portion of interest expense.

2.	The loan average includes loans on which accrual of interest has been discontinued.

3.	Net interest income is the difference between income from earning assets and interest expense.

4.	Net interest yield is net interest income divided by total average earning assets.

5.	Interest spread is the difference between the average interest rate received on earning assets and the average rate paid on interest bearing liabilities.

6.	Interest income for 2010 includes $571,000 of accretion for purchase accounting adjustments related to loans acquired in the merger with American Community.

7.	Interest expense for 2010 includes $405,000 of accretion for purchase accounting adjustments related to deposits and borrowings acquired in the merger with American Community.